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                                                                     EXHIBIT 3.1


                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                        COMMUNITY FIRST BANKSHARES, INC.


                                    ARTICLE I

                                      NAME

     The name of the corporation is Community First Bankshares, Inc.

                                   ARTICLE II

                                REGISTERED OFFICE

     The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, in the County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

                                    PURPOSES

     The nature of the business or purposes to be conducted or promoted by the corporation shall include any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

                                  CAPITAL STOCK

     4.1) AUTHORIZED CAPITAL STOCK. The total number of shares of stock which the corporation shall have authority to issue is Thirty-Two Million (32,000,000) shares, divided into Thirty Million (30,000,000) shares of Common Stock, $.01 par value per share ("Common Stock"), and Two Million (2,000,000) shares of Preferred Stock, $.01 par value per share ("Preferred Stock"). The designations and the powers, preferences, and rights, and the qualifications, limitations, or restrictions of the shares of each class of capital stock shall be as provided in this Article IV and by applicable law.

     4.2) GENERAL.

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          a)   PREEMPTIVE RIGHTS.  Unless otherwise provided by the Board of
Directors, no holder of capital stock of the corporation shall have any preferential, preemptive, or other rights of subscription to any shares of any class of capital stock of the corporation allotted or sold or to be allotted or sold now or hereafter authorized, or to any obligations convertible into the capital stock of the corporation of any class, or any right of subscription to any part thereof.

          b) STOCK RIGHTS AND OPTIONS. The Board of Directors shall have the power to create and issue rights, warrants, or options entitling the holders thereof to purchase from the corporation any shares of its capital stock of any class or series, upon such terms and conditions and at such times and prices as the Board of Directors may provide, which terms and conditions shall be incorporated in instrument or instruments evidencing such rights.

     4.3) COMMON STOCK. Subject to all of the rights of the Preferred Stock, and except as may be expressly provided herein with respect to the Preferred Stock, by applicable law or by the Board of Directors pursuant to this Article
IV:

          a) VOTING RIGHTS GENERALLY. Each holder of record of the Common Stock shall be entitled to one vote for each share of Common Stock held by him or her at each meeting of the shareholders with respect to any matter, other than the election of directors, on which such shareholders have a right to vote. The right to vote provided herein shall be subject to the provisions of the Bylaws of the corporation in effect from time to time with respect to closing the transfer books and fixing a record date for the determination of shares entitled to vote.

          b) CUMULATIVE VOTING FOR DIRECTORS. At all elections of directors, each holder of record of the Common Stock shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) he or she would be entitled to cast for the election f directors with respect to his or her shares of Common Stock multiplied by the number of directors to be elected, and such holder may cast all of such votes for a single director candidate or may distribute them among any number of such candidates.

          c) DIVIDENDS. Each holder of record of Common Stock of the corporation shall be entitled to receive when as declared by the Board of Directors, out of earnings or surplus legally available therefor, dividends, payable either in cash, in property, or ins hares of the capital stock of the corporation.

     4.4) PREFERRED STOCK. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more class or series. Subject to the provisions hereof and the limitations prescribed by law, the Board of Directors is expressly authorized by adopting resolutions providing for the issuance of shares of any particular series and, if and to the extent from time to time required by law, by filing with the Secretary of State of the State of Delaware a statement with respect to the adoption of the resolutions pursuant to the Delaware General Corporation Law (or other law hereafter in effect relating to the same or substantially similar subject matter), to establish the number of shares to be included in each class or series and to fix


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the designation and relative powers, preferences and rights and the qualifications and limitations or restrictions thereof relating to the shares f each such class or series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

          (a) the distinctive serial designation of such class or series and the number of shares constituting such class or series, provided that the aggregate number of shares constituting all classes or series of Preferred Stock shall not exceed nine hundred thousand (900,000);

          (b) the annual dividend rate on shares of such class or series, if any, whether dividends shall be cumulative and, if so, from which date or dates;

          (c) whether the shares of such class or series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption date;

          (d) the obligations, if any, of the corporation to retire shares of such class or series pursuant to a sinking fund;

          (e) whether shares or such class or series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

          (f) whether the shares of such class or series shall have voting rights provided by law, and, if so, the terms of such voting rights;

          (g) the rights of the shares of such class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation; and

          (h) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such class or series.

     The shares of Preferred Stock of any one class or series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.


                                    ARTICLE V

                                    EXISTENCE


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     The corporation is to have perpetual existence.


                                   ARTICLE VI

                          STOCKHOLDER MEETING AND BOOKS

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.


                                   ARTICLE VII

                                    DIRECTORS

     7.1) In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the corporation.

     7.2) Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

                                  ARTICLE VIII

                               DIRECTOR LIABILITY

     8.1) A director of the corporation shall not be liable to the corporation or the stockholders of the corporation for monetary damages for a breach of the fiduciary duty of care as a director, except to the extent such exception from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same currently exists or hereafter is amended.

     8.2) The provisions of this Article shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability of a director which has not been eliminated by the provisions of this Article.


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                                   ARTICLE IX

                            AMENDMENT OF CERTIFICATE

     The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.





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